Exhibit 99.1

PRESS RELEASE
www.biotapharma.com
FOR IMMEDIATE RELEASE

BIOTA PHARMACEUTICALS REPORTS FOURTH QUARTER

AND FISCAL YEAR-END FINANCIAL RESULTS

ATLANTA, GA – September 18, 2013 — Biota Pharmaceuticals, Inc. (Nasdaq:BOTA, the “Company”) today announced financial results for its fourth quarter and fiscal year ended June 30, 2013, and provided an update on recent corporate developments and its financial guidance.

“We are pleased with the transformation we have made since the merger in November 2012, including the implementation of a new corporate strategy and operating plan, the transition of our board of directors, and the initiation of our ongoing Phase 2 clinical trial for laninamivir,” stated Russell H. Plumb, President and CEO of Biota Pharmaceuticals, Inc. “We are excited about the anticipated progress of our laninamivir program over the next year in concert with BARDA, and believe we are well positioned to continue our evolution to a more clinically-focused company.”

Recent Corporate Developments

Laninamivir Octanoate – On June 11, the Company announced that it had commenced dosing in a multi-national, randomized, double blind, placebo-controlled, parallel arm Phase 2 clinical trial of laninamivir octanoate, a long-acting neuraminidase inhibitor the Company is developing for the treatment of influenza A and B. The trial, which the Company refers to as “IGLOO”, is designed to enroll 636 subjects to evaluate the safety and efficacy of 40 mg and 80 mg of laninamivir octanoate as compared with placebo, all delivered by a TwinCaps® inhaler in adults with symptomatic influenza A or B infection. The Company initiated IGLOO in several countries in the southern hemisphere, with a goal of completing enrollment in the trial by the end of the upcoming flu season in the northern hemisphere and having top-line data available from the trial in mid-2014.

Changes to the Board of Directors – On May 6, August 19 and September 10, the Company reported various changes to its Board of Directors, namely the resignations of Dr. Raafat Fahim, Mr. Paul Bell, Dr. Jeffrey Errington and Mr. Peter Cook, as well the appointments of Ms. Anne M. VanLent, Mr. Michael R. Dougherty and Mr. John Richard to fill those vacancies.

Vapendavir (BTA798) – The Company no longer plans to independently continue the clinical development of vapendavir in patients with asthma or chronic obstructive pulmonary disease (COPD), but rather intends to seek collaboration, co-development or license arrangements with third parties to advance its clinical development. In March 2012, the Company completed a 300-patient, Phase 2b clinical trial that evaluated the safety and clinical benefit of vapendavir for the treatment of human rhinovirus (HRV) infections in patients with mild to moderate asthma. The trial successfully met its primary endpoint, which was a reduction of cold symptoms based on the Wisconsin Upper Respiratory Symptom Survey (WURSS) severity score.

Relenza® Royalty Revenue – Due to a recent increase in the amount of returns of Relenza® from distributors to GlaxoSmithKline, the Company recorded no royalty revenue in the quarter ended June 30, 2013, and anticipates earning an equal or lesser amount of royalty revenue from net sales of Relenza® in 2014 than in 2013.

Financial Guidance

As of June 30, 2013, the Company held $66.8 million in cash and cash equivalents. On April 15, 2013, the Company provided financial guidance indicating that it anticipated having between $62-$67 million of cash, cash equivalents and short-term investments on hand at June 30, 2014. Due primarily to the significant increase in the value of the U.S. dollar (the Company’s reporting currency) as compared to the Australian dollar since April 2013, and to a lesser extent its lower expectations with respect to Relenza® royalty revenue in fiscal 2014, the Company now anticipates having approximately $57-$62 million of cash, cash equivalents and short-term investments on hand at June 30, 2014. This estimate includes anticipated operating expenses, revenue under its existing BARDA contract based upon its current development plans for laninamivir octanoate, and royalty revenue, but excludes the impact of any incremental costs associated with in-licensing, acquiring and/or further advancing another clinical development program, or significant changes in foreign exchange rates associated with the Company’s foreign, non-U.S. dollar denominated cash balances.

Financial Results for the Three Month Period Ended June 30, 2013

The Company reported a net loss of $6.5 million in the three month period ended June 30, 2013, as compared to a net loss of $5.9 million in the same period of 2012. The $0.6 million increase in net loss from 2012 to 2013 was the result of a $2.0 million increase in operating expenses that included a $1.8 million reduction in expenses from a foreign exchange gain, a $0.5 million decrease in interest income and a $0.3 million increase in income tax expense, offset in part by a $2.2 million increase in revenue. Basic and diluted net loss per share were $0.23 for the three month period ended June 30, 2013, as compared to a basic and diluted net loss per share of $0.26 in the same period of 2012.

Revenue increased to $9.3 million for the three months ended June 30, 2013 from $7.1 million in the same period of 2012, primarily as a result of a $4.6 million increase in service revenue related to the advancement of laninamivir octanoate into a Phase 2 clinical trial under the BARDA contract, offset in part by a decrease of $2.2 million in royalty revenue from net sales of Relenza® and Inavir®.

Cost of revenue increased to $7.7 million in the three month period ended June 30, 2013 from $3.8 million in the same period in 2012 due to the advancement of laninamivir octanoate into a Phase 2 clinical trial under the BARDA contract. Direct clinical and product development expenses increased by $3.4 million and salaries, benefits and share-based compensation expenses increased by $0.5 million due to more resources being deployed on the laninamivir octanoate program in 2013.

Research and development expense decreased to $5.5 million for the three months ended June 30, 2013 from $6.3 million in the same period of 2012. The $0.8 million decrease was the result of a $0.9 million decrease in salaries, benefits and share-based compensation expenses resulting from more resources being deployed on the laninamivir octanoate program in 2013 and a reduction in workforce that occurred in May 2013, lower preclinical and other development expenses of $0.7 million and a decrease in clinical expenses of $0.3 million due to the completion of the Phase 2 vapendavir clinical trial in 2012, offset in part by a $1.1 million charge for termination benefits that was recorded in 2013.

General and administrative expense increased to $4.3 million in the three months ended June 30, 2013 from $3.6 million in the same period of 2012, due to a $1.3 million charge for termination benefits that was recorded in 2013, increased salaries, benefits and share-based compensation expenses of $0.6 million associated with adding personnel in the U.S., and a net increase in other expenses of $0.1 million, offset in part by a decrease in non-recurring merger expenses of $1.3 million that were incurred in 2012 associated with the merger with Nabi Pharmaceuticals, Inc.

Foreign exchange gain increased to $1.8 million in the three months ended June 30, 2013 from zero in the same period of 2012, primarily due to the significant increase in the value of the U.S. dollar relative to the Australian dollar during the quarter ended June 30, 2013.

Year End 2013 Financial Results

For the fiscal year ended June 30, 2013, the Company reported a net loss of $8.7 million, as compared to $19.2 million in fiscal 2012. The $10.5 million decrease in net loss in 2013 was the result of a $13.2 million increase in revenue, a $7.8 million gain recorded in November 2012 pursuant to the merger, and an increase of $4.4 million in research and development tax credits received in 2013, offset in part by a $12.4 million increase in operating expenses that included a $1.8 million reduction from a foreign exchange gain, a $1.9 million decrease in interest and other income, and $0.6 million decrease in income tax benefit. Basic and diluted net loss per share were $0.31 for the year ended June 30, 2013, as compared to a basic and diluted net loss per share of $0.85 in 2012.

Revenue increased to $33.6 million for the year ended June 30, 2013 from $20.4 million in 2012, as a result of the Company earning increased service revenue of $12.8 million in 2013 due to the advancement of laninamivir octanoate into a Phase 2 clinical trial under the BARDA contract, as well as a net increase of $0.8 million in royalty revenue and sales milestones for Relenza® and Inavir®, offset in part by a $0.4 million decrease in grant revenue.

Cost of revenue increased to $20.4 million for the year ended June 30, 2013 from $9.9 million in 2012 due to the advancement of laninamivir octanoate into a Phase 2 clinical trial under the BARDA contract. Direct clinical and product development expenses increased by $8.9 million, salaries, benefits and share-based compensation expenses increased by $1.5 million due principally to more staff being deployed on the laninamivir octanoate program in 2013, and other expenses increased by $0.1 million.

Research and development expense decreased to $19.2 million for the year ended June 30, 2013 from $24.1 million in 2012 as a result of a $3.1 million decrease in direct clinical and product development expenses due to the completion of a Phase 2 vapendavir clinical trial in 2012, a $1.5 million decrease in preclinical and other development expenses associated with a decrease in the number of preclinical programs, a $1.7 million decrease in salaries, benefits and share-based compensation expenses resulting principally from more staff being deployed on the laninamivir octanoate program in 2013, and a net reduction in other expenses of $0.5 million, offset in part by a charge for termination benefits of $1.1 million that was recorded in 2013 and higher manufacturing expenses of $0.8 million for preclinical studies.

General and administrative expense increased to $18.0 million for the year ended June 30, 2013 from $9.4 million in 2012 due to a $2.2 million increase in share-based compensation primarily associated with the accelerated vesting of prior year’s equity grants pursuant to the completion of the merger in 2013 and the hiring of executives in the U.S., a $1.6 million charge recorded for termination benefits in 2013, a $1.3 million increase in salaries and benefits associated with adding personnel in the U.S., a $1.6 million increase in non-recurring consulting, professional, and legal fees associated with the merger, a $1.1 million increase in corporate governance expenses due to the Company’s listing on Nasdaq exchange, and a net increase in other expenses of $0.8 million.

Foreign exchange gain increased to $1.9 million for the year end June 30, 2013 from $0.1 million in 2012 primarily due to the significant increase in value of the U.S. dollar relative to the Australian dollar during the last fiscal quarter of 2013.

Non-operating income increased to $13.5 million for the year ended June 30, 2013 from $3.2 million in 2012 due to Company recording of a $7.8 million gain related to the merger in November 2012, as well as the receipt of $4.4 million from a research and development credit, offset in part by a decrease of $1.9 million in interest income due to generally lower available interest rates in 2013 as compared to 2012, and lower average cash balances held in 2013 compared to 2012.

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of products to prevent and treat serious and potentially life-threatening infectious diseases. The Company currently has two Phase 2 clinical-stage product candidates: Laninamivir octanoate, which the Company is developing for the treatment of influenza A and B infections in the U.S. through a contract with the U.S. Office of Biomedical Advanced Research and Development Authority (BARDA) that provides up to $231 million in financial support to complete its clinical development; and vapendavir, a potent, oral broad spectrum capsid inhibitor of enteroviruses, including human rhinovirus. In addition to these clinical-stage programs, the Company has preclinical programs focused on developing treatments for respiratory syncytial virus and gram-negative, multi-drug resistant bacterial infections. For additional information about the Company, please visit www.biotapharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties. All statements, other than historical facts, including statements regarding the Company’s goal to complete its Phase 2 IGLOO clinical trial and have top-line data available in mid-2014, the Company’s plan to seek collaboration, co-development or license arrangements with third parties to advance the clinical development of vapendavir, anticipated royalty revenue from net sales of Relenza® in fiscal 2014, and anticipated cash, cash equivalents and short-term investments on-hand at June 30, 2013 or any financial guidance provided, are forward looking statements.  Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by the forward-looking statements, including: the Company, BARDA, the FDA or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of laninamivir octanoate at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; BARDA terminating or significantly amending the Company’s existing contract to develop laninamivir octanoate; the Company’s ability to comply with extensive government regulations in various countries and regions in which it expects to conduct its clinical trials; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations which it relies on to assist in the design, development and implementation of the clinical development of laninamivir octanoate; the Company’s ability to recruit and manage clinical trials worldwide; the severity and seasonality of influenza in regions where the Company is conducting its clinical trials of laninamivir octanoate; royalty revenues the Company receives in fiscal 2014 not being materially less than anticipated levels; future changes in the Company’s strategy and the implementation of those changes; the Company’s ability to successfully manage its expenses, operating results and financial position in line with its plans and expectations; and other cautionary statements contained elsewhere in this press release and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2012 and March 31, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 11, 2013 and May 10, 2013, respectively.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Holdings Limited. Relenza® is a registered trademark of GlaxoSmithKline plc, Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd and TwinCaps® is a registered trademark of Hovione FarmaCiencia SA.

Contacts:

Russell H. Plumb

Chief Executive Officer

(678) 221-3351

r.plumb@biotapharma.com

Lee M. Stern

The Trout Group

lstern@troutgroup.com

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	As of June 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$66.8	53.8
Accounts receivable	11.0	6.0
Prepaid expenses and other assets	2.2	1.4

Total current assets	80.0	61.2
Non-current assets:
Property and equipment, net	3.7	4.9
Intangible assets, net	0.6	1.8
Deferred tax assets	—	1.4

Total assets	84.3	69.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	4.4	2.9
Accrued expenses and other current liabilities	8.2	6.1
Accrued severance obligations	3.0	—
Deferred revenue	0.3	0.4
Deferred tax liabilities	—	0.1
Total current liabilities	15.9	9.5

Other liabilities	0.2	0.5

Total liabilities	16.1	10.0

Stockholders’ equity:
Common stock, $0.10 par value; 200,000,000 shares authorized 28,352,326 shares issued and 22,713,566 shares outstanding at June 30, 2013 and June 30, 2012, respectively	2.8	100.4
Common stock Treasury	—	(1.4)
Additional paid-in capital	118.7	0.7
Accumulated other comprehensive income	25.3	29.5
Accumulated deficit	(78.6)	(69.9)

Total stockholders’ equity	68.2	59.3

Total liabilities and stockholders’ equity	84.3	69.3

-more-

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Revenue:	(unaudited)
Royalty revenue and milestones	$-	$2.2	$9.6	$8.8
Revenue from services	9.3	4.7	23.8	11.0
Other	-	0.2	0.2	0.6
Total revenue	9.3	7.1	33.6	20.4

Operating expense:		`
Cost of revenue	7.7	3.8	20.4	9.9
Research and development	5.5	6.3	19.2	24.1
General and administrative	4.3	3.6	18.0	9.4
Foreign exchange gain	(1.8)	-	(1.9)	(0.1)
Total operating expense	15.7	13.7	55.7	43.3
Loss from operations	(6.4)	(6.6)	(22.1)	(22.9)

Non-operating income:
Gain recorded on merger	-	-	7.8	-
Research and development credit	-	-	4.4	-
Interest income	0.1	0.6	1.3	3.2

Loss before tax	(6.3)	(6.0)	(8.6)	(19.7)
Income tax benefit (expense)	(0.2)	0.1	(0.1)	0.5
Net loss	$(6.5)	$(5.9)	$(8.7)	$(19.2)

Basic loss per share	$(0.23)	$(0.26)	$(0.31)	$(0.85)
Diluted loss per share	$(0.23)	$(0.26)	$(0.31)	$(0.85)

Basic weighted-average shares outstanding	28,352,329	22,709,008	28,217,515	22,713,566
Diluted weighted-average shares outstanding	28,352,329	22,709,008	28,217,515	22,713,566